As filed with the Securities and Exchange Commission on March 31, 2006.
Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under the
Securities Act of 1933

 VitalStream Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0429944 (I.R.S. employer identification number)

Jack Waterman
Chief Executive Officer and Chairman
VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California 92618
(949) 743-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices;
name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to: Bryan T. Allen, Esq. Parr Waddoups Brown Gee & Loveless 185 South State Street, Suite 1300 Salt Lake City, Utah 84111 (801) 532-7840

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	15,552,305	$2.17	$33,748,502	$3,612

(1)  In addition, pursuant to Rule 416 of the Securities Act of 1933, this registration statement covers a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

(2)  Pursuant to Rule 457(c), the offering price is calculated, solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices for the shares of common stock as reported on the OTC Bulletin Board on March 27, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states which this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.

PROSPECTUS

VitalStream Holdings, Inc.

15,552,305 Shares of Common Stock

This prospectus covers the offer and sale of up to 15,552,305 shares of our common stock, $.001 par value. All of the shares that may be offered hereunder are to be offered and sold by persons who are existing security holders and identified in the section of this prospectus entitled “Selling Stockholders.” Pursuant to Rule 416 of the Securities Act of 1933, as amended, this prospectus and the related registration statement cover a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend or other similar transaction.

We will not receive any of the proceeds from the sale of the shares offered in this prospectus. In the United States, our shares of common stock are listed for trading under the symbol VSTH on the OTC Bulletin Board. On March 27, 2006, the closing sales price of our common stock, as reported by the OTC Bulletin Board, was $2.33 per share.

Our executive office is located at One Jenner, Suite 100, Irvine, California 92618, and our telephone number is (949) 743-2000.

Carefully consider the risk factors beginning on page 3 of this prospectus before investing in the shares being offered with this prospectus.

This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, in any state in which the offer or sale would be unlawful prior to or absent qualification under the securities laws of that state.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2006.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not permitted to make an offer or sale of these shares in any state where the offer or sale is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus provides you with a description of our company, certain risk factors associated with investment in our common shares, a description of the contemplated offering and certain financial information. In addition, you should read the additional information described under the heading “Incorporation of Certain Documents by Reference” on page 21 of this prospectus.

 RISK FACTORS

Before you invest in the shares of our common stock that may be offered pursuant to this prospectus, you should be aware that such investment involves the assumption of various risks. You should consider carefully the risk factors described below together with all of the other information included in this prospectus before you decide to purchase any shares of our common stock. If any of the adverse events described in the following factors actually occur or we do not accomplish necessary events or objectives described in the factors, our business, financial condition and operating results could be materially and adversely affected, the trading price of our common stock could decline and stockholders could lose all or part of their investments.

We may continue to experience net losses from operations.

We have experienced net losses in each quarter since inception, with net losses of approximately $12.7 million from inception through December 31, 2005, and we are uncertain when, or if, we will experience net income from operations. Even if we do experience net income in one or more calendar quarters in the future, subsequent developments in our industry, customer base, business or cost structure or expenses associated with significant litigation or a significant transaction may cause us to again experience net losses. We may never become profitable.

The market for Internet broadcasting and streaming services may not grow at a pace that permits us to continue to grow.

The market for Internet broadcasting and streaming services is relatively new and evolving. As a result, we cannot be certain that a viable market for our services will be sustainable. Factors that may inhibit the growth of the market for Internet broadcasting services include:

•
Our customers may be unwilling to broadcast over the Internet because of issues related to protection of copyrights, royalty payments to artists and publishers, illegal copying and distribution of data, and other intellectual property rights issues.

•	Consumers may decide not to acquire high speed connectivity to the Internet at rates sufficient to support the continued growth of Internet broadcasting.

•
Consumers may determine not to view or listen to media broadcasts over the Internet because of, among other factors, poor reception of electronic broadcasts or the creation or expansion of competing technologies, such as television beaming or interactive cable, that provide a similar service at lower cost or with better features.

•	Customers that use the Internet to broadcast presentations or meetings may determine that alternative means of communications are more effective or less expensive.

•	New laws and regulations may negatively affect consumers’ and businesses’ use of the Internet, thereby reducing demand.

If the market for Internet broadcasting services does not continue to grow, or grows more slowly than expected, our business, results of operations and financial condition will be seriously harmed.

We are dependent upon third-party suppliers and may be unable to find alternative suppliers.

We rely on other companies to provide licensing arrangements and supply key components of our network infrastructure, including Internet bandwidth, which constitutes our largest direct cost of providing services, and networking equipment. Additionally, we rely on third-party development of technology to provide media-related functionality, such as streaming media formats and payment processing. We do not have long-term agreements governing the supply of many of these services or technologies, and most are available from only limited sources. We may be unable to continue to obtain needed services or licenses for needed technologies at a commercially reasonable cost (or, in some cases, at all), which would adversely affect our business, financial condition and results of operations.

We may acquire businesses or assets, or enter into other business combination transactions, that may be difficult to integrate.

As part of our growth strategy we acquired substantially all of the assets of PlayStream, LLC (now Easy Link, LLC), located in Seattle, Washington in 2005. In the future, we expect to enter into additional transactions to acquire other companies or a substantial portion of their assets, or to combine our business with theirs. These acquisitions or business combinations involve numerous risks, including the following possibilities:

•	that the combined entity will not perform as well as the separate businesses performed prior to the transaction;
•	that anticipated cost savings, cross-marketing to new customers or other anticipated synergies will not be achieved;
•
that management resources will be diverted towards negotiations and effecting the acquisition and then integrating the operations and personnel of the acquired business, instead of focusing on our existing business;

•	that the stock and other consideration paid in the transaction will exceed the value of the assets or business acquired;
•	that the use of cash as consideration for the transaction will reduce cash that may be needed for operations below necessary levels;
•	that we may be assuming potential unknown liabilities of the acquired business; and
•	that if we do not consummate such a transaction, we will have expended substantial costs and resources without achieving the anticipated benefit.

Acquisitions or business combinations (or attempted transactions) could have an adverse, rather than a positive, effect on our business, operations and financial results.

We have pledged substantially all of our assets to secure a financing agreement and have agreed to certain limitations on our business operations.

We have pledged substantially all of our assets to secure a bank financing arrangement with Comerica Bank. Under governing security agreements, we grant Comerica Bank rights and remedies that are commonly provided a secured creditor, including the right to seize and dispose of all pledged assets following a default. Related agreements also contain restrictive covenants related to our future operations. These include covenants that prohibit, or place limitations, on our ability to enter into merger or consolidation transactions, pay dividends, create additional indebtedness or make certain investments.

We may be unable to manage significant growth.

In order to successfully implement our business strategy, we must establish and achieve substantial growth in our customer base through sales, business acquisitions or a combination thereof. If achieved, significant growth would place significant demands on our management, systems of financial and internal controls and network infrastructure. It would also almost certainly require an increase in the capacity, efficiency and accuracy of our billing and customer support systems. Moreover, significant growth would require an increase in the number of our personnel, particularly within sales and marketing, customer service and technical support. The market for such personnel remains highly competitive, and we may not be able to attract and retain the qualified personnel required by our business strategy. If successful in attracting new customers, we may outgrow our present facilities and/or network capacity, placing additional strains on our human resources in trying to locate, manage and staff multiple locations and to scale our network.

There are numerous risks associated with having Dolphin and WaldenVC as significant stockholders.

Through their holdings of common stock, affiliates of Dolphin Equity Partners presently control 12,760,458 votes in connection with the election of directors and other matters, 15% of the voting power of our company, and affiliates of WaldenVC presently control 13,223,836 votes in connection with the election of directors and other matters, representing approximately 16% of the voting power of our company. Each of Dolphin Equity Partners and WaldenVC also have contractual rights effectively assuring each of them a seat on our board of directors. As a result of their stock holdings and board seats, Dolphin or WaldenVC may be able to block, or extract concessions or special benefits in connection with, various transactions, including any future merger or asset sale transactions.

The markets in which we operate are highly competitive, and we may be unable to compete successfully against existing or future competitors of our businesses.

We have experienced, and expect to continue to experience, an increasingly competitive market.  Our current and future competitors in Internet streaming may include other digital content delivery providers, Internet broadcast network specialty providers and alternative access providers such as various cable television companies, direct broadcast satellite, DSL, telecommunication companies, wireless communications providers and other established media companies. Our current and future competitors in hosting and colocation may include other Internet hosting, colocation and access businesses, including such major providers as Savvis and AT&T, and essentially any other participant in the Internet industry.

Many of these competitors have a longer operating history and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than we do. Competitors with an extended operating history, a strong financial position and an established reputation have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as unproven or unstable. In addition, our competitors may be able to use their extensive resources:

•	to develop and deploy new products and services more quickly and effectively than we can;

•	to improve and expand their communications and network infrastructures more quickly than we can;

•	to reduce costs, particularly bandwidth costs, because of discounts associated with large volume purchases;

•	to offer less expensive streaming, hosting, colocation and related services as a result of a lower cost structure, greater capital reserves or otherwise;

•	to adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;

•	to offer bundles of related services that we are unable to offer;

•	to take advantage of acquisition and other opportunities more readily; and

•	to devote greater resources to the marketing and sales of their products.

If we are unable to compete effectively in our various markets, or if competitive pressures place downward pressure on the prices at which we offer our services, our business, financial condition and results of operations may suffer.

Our services are subject to potential liability from system failure and security risks.

Our operations are dependent upon our ability to protect our network infrastructure against interruptions, damages and other events that may adversely affect our ability to provide services to our customers (on a short-term or long-term basis) and may lead to lawsuits, contingent liabilities and harm to our reputation. Despite the implementation of precautions, the core of our network infrastructure is vulnerable to various potential problems, including the following:

•
our network infrastructure, or that of our key suppliers, may be damaged or destroyed, and our ability to provide service interrupted or eliminated, by natural disasters, such as fires, earthquakes and floods, or by power losses, telecommunications failures and similar events beyond our control. This risk is increased by the concentration of our servers and infrastructure, and that of our key suppliers, in a natural disaster and power failure prone area in Southern California;

•	we and our users may experience interruptions in service as a result of the accidental or malicious actions of Internet users, hackers, or current or former employees;

•	we and our users may experience interruptions in service as a result of our suppliers, particularly suppliers of electricity and bandwidth, to perform their contractual obligations;

•
unauthorized access to our network and servers may jeopardize the security of confidential information stored in our computer systems and our customers' computer systems, which may result in liability to our customers and also may deter potential customers;

•
we may face liability for transmitting viruses to third parties that damage or impair their access to computer networks, programs, data or information. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers; and

•
failure of our equipment or that of our suppliers may disrupt service to our customers (and from our customers to their customers), which could materially impact our operations (and the operations of our customers) and adversely affect our relationships with our customers and lead to lawsuits and contingent liability.

The occurrence of any natural disaster (including earthquakes), power outage, unauthorized access, computer virus, equipment failure or other disruptive problem could result in claims for consequential and other damages, significant repair and recovery expenses and extensive customer losses and otherwise have a material adverse effect on our business, financial condition and results of operations.

The network architecture and data tracking technology underlying our services is complex and may contain unknown errors in design or implementation that could result in incorrect billings to our customers.

The network architecture and data tracking technology underlying our streaming and hosting services is complex and includes software and code used to generate customer invoices. This software and code is either developed internally or licensed from third parties. Any of the system architecture, system administration, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when they are first introduced or when new versions or enhancements to our services are released. In addition, with respect to certain usage-based billing, the data used to bill the customer for usage is an estimate, based upon complex formulas or algorithms. We or the customer may subsequently believe that such formulas or algorithms overstate or understate actual usage. In any such case, a design or application error could cause overbilling or underbilling of our customers, which may:

•	adversely impact our relationship with those customers and others, possibly leading to a loss of affected and unaffected customers;

•	lead to billing disputes and related legal fees, and diversion of management resources;

•	increase our costs related to product development; and/or

•	adversely affect our revenues and expenses, either prospectively or retrospectively.

Our continued growth could be adversely affected by the loss of several key customers.

During the fiscal year ended December 31, 2005, three unrelated customers accounted for an aggregate of 36% of our revenues. Several additional customers accounted for between 5% and 10% of our revenues. Our agreements with many of these key customers expire in any given year unless renewed by the customer, are terminable at any time upon short-term notice, or are otherwise terminable during 2006. Decisions by one or more of these key customers to not renew, terminate, or substantially reduce, their use of our services could substantially slow our revenue growth and even lead to a decline in revenue. Our business plan assumes continued growth in revenue, and it is unlikely that we could become profitable if our revenue were to cease growing.

We are dependent upon key personnel who may leave at any time and may be unable to attract qualified personnel in the future.

We are highly dependent upon the continued services of our senior management team. To the extent our principal managers are parties to employment agreements, such agreements are terminable at will. Although our principal managers have significant equity interests or options to purchase equity interests in the company, such options to purchase equity interests are substantially vested (except with respect to our Chief Executive Officer). In addition, none of the shares held by, or issuable upon the exercise of options held by, our principal managers is subject to repurchase rights and may be retained whether or not such persons remain with the company. The loss of the services of key management personnel could adversely affect our ability to execute our business plan and otherwise have a material adverse effect on our business, financial condition and results of operations.

We may become subject to risks associated with international operations.

We plan to expand our marketing efforts in foreign countries, which may involve the establishment of one or more data centers or other bases of operations outside of the United States. The establishment or expansion of foreign operations involves numerous risks, including without limitation:

•
we may incur losses solely as a result of the fluctuation of the value of the dollar, as most of our costs will continue to be denominated in U.S. dollars while our revenues may increasingly be denominated in other currencies;

•
we may incur significant costs in order to comply with, or obtain intellectual property protection under, the laws of foreign countries, and even then, foreign courts or other tribunals may decline to honor our intellectual property rights, may not enforce our contracts as written and may impose restrictions, taxes, fines and other penalties that exceed those that would generally be imposed under U.S. laws;

•	we may be the target of anti-U.S. politically motivated actions, including boycotts, sabotage, violence, nationalization of resources or discrimination;

•	costs and risks associated with management and internal controls may increase as our employees and assets are located outside of the southern California region;

•
as our overseas revenues, and dependence on such revenues expands, we may become increasingly subject not only to economic cycles in the U.S. but also to cycles in other nations, which may be more variable that those in the U.S.;

•	we may be subject to tariffs, export controls or other trade barriers; and

•	we may experience difficulties in collecting delinquent accounts receivable

We may be unable to keep up with evolving industry standards and changing user needs.

The market for Internet media-related services is characterized by rapidly changing technology, evolving industry standards, changing user needs and frequent new service and product introductions. Our success will depend in part on our ability to identify, obtain authorized access to and use third party-provided technologies effectively, to continue to develop our technical capabilities, to enhance our existing services and to develop new services to meet changing user needs in a timely and cost-effective manner. In addition, new industry standards have the potential to replace, or provide lower-cost alternatives to, our services. The adoption of such new industry standards could render our existing services obsolete and unmarketable or require reduction in the fees charged. Any failure on our part to identify, adopt and use new technologies effectively, to develop our technical capabilities, to develop new services or to enhance existing services in a timely and cost-effective manner could have a material adverse effect on our business, financial condition and results of operations.

We may incur significant costs to effectively comply with the requirements of the Sarbanes-Oxley Act of 2002

We are subject to the regulatory requirements of the Sarbanes-Oxley Act of 2002. We are a smaller company relative to other public companies. As such, the costs to comply with these extensive requirements may impact us in a disproportionate manner, and could have a material adverse effect on our business, financial condition and results of operations.

Increases in government regulation may have an adverse effect on our business.

The services provided by telecommunications carriers are governed by regulatory policies establishing charges and terms for wireline communications. We are not a telecommunications carrier or otherwise subject to regulations governing telecommunications carriers (or the obligation to pay access charges and contribute to the universal service fund). The Federal Communications Commission (FCC) could, however, expand the reach of telecommunications regulations so as to apply to companies such as ours. In particular, the FCC could require Internet service providers like us to pay access charges or to contribute to the universal service fund when the Internet service provider provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service. The resultant increase in cost could have a material adverse effect on our business, financial condition and results of operations.

As Internet commerce continues to evolve, and in particular the increasing use of streaming media in markets such as wireless communications, we expect that federal, state or foreign legislatures and agencies may adopt laws and regulations affecting our business or our customers, including laws or regulations potentially imposing taxes or other fees on us or our customers, imposing reporting, tracking or other costly reporting requirements or imposing restrictions or standards on us or our customers related to issues such as user privacy, pricing, content and quality of products and services. Such laws and regulations may significantly increase our costs of operations, may expose us to liability or may limit the services we can offer, or may impose similar burdens on our customers, which in turn may negatively impact our business, financial condition and results of operations.

If the protection of our intellectual property is inadequate, our competitors may gain access to our technology, and our business may suffer.

We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and common law copyright and trademark principles. Protection of our intellectual property is subject to the following risks:

•	we have not applied for a copyright registration or patent with respect to our proprietary rights, and the common law associated with copyrights and trade secrets affords only limited protection;

•	our claims of proprietary ownership (and related common law copyright assertions) may be challenged or otherwise fail to provide us with the ability to prevent otherwise from copying our technology;

•	our existing or any future trademarks may be canceled or otherwise fail to provide meaningful protection; and

•	the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and although we are unable to determine the extent to which piracy of our products and technology exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

Third party claims that we infringe upon their intellectual property rights could be costly to defend or settle.

Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property that we developed ourselves or that we license from third parties. Third parties may bring claims of infringement against us, which may be with or without merit. We could be required, as a result of an intellectual property dispute, to do one or more of the following:

•	cease selling, incorporating or using products or services that rely upon the disputed intellectual property;

•	obtain from the holder of the intellectual property right a license to sell or use the disputed intellectual property, which license may not be available on reasonable terms;

•	redesign products or services that incorporate disputed intellectual property; or

•	pay monetary damages to the holder of the intellectual property right.

The occurrence of any of these events could result in substantial costs and diversion of resources or could severely limit the services we can offer, which could seriously harm our business, operating results and financial condition.

In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our products or services infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims and ultimately be required to pay substantial monetary damages in the event of a successful claim of infringement against us. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, or at all. Defense of any lawsuit and payment of any damages, or failure to obtain any such required licenses, could harm our business, operating results and financial condition.

Trading in our common stock is thin, and there is a limit to the liquidity of our common stock.

Our common stock is quoted on the OTC Bulletin Board. The volume of trading in our common stock is relatively small, and trading in our common stock is likely dominated by a few individuals. Because of the thinness of the market for our stock, the price of our common stock may be subject to manipulation by one or more stockholders and may increase or decrease significantly because of buying or selling by a single stockholder. In addition, the limited volume of trading limits significantly the number of shares that one can purchase or sell in a short period of time. Consequently, an investor may find it more difficult to dispose of large numbers of shares of our common stock or to obtain a fair price for our common stock in the market.

The market price for our common stock is volatile and may change dramatically at any time.

The market price of our common stock, like that of the securities of other early stage companies, may be highly volatile. Our stock price may change dramatically as the result of announcements of our quarterly results, new products or innovations by us or our competitors, the execution or termination of significant customer contracts, significant litigation or other factors or events that would be expected to affect our business, financial condition, results of operations and other factors specific to our business and future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:

•	intentional manipulation of our stock price by existing or future stockholders;

•	a single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares;

•	the interest of the market in our business sector, without regard to our financial condition or results of operations;

•	the adoption of governmental regulations and similar developments in the United States or abroad that may affect our ability to offer our products and services or affect our cost structure;

•	disputes relating to patents or other significant intellectual property rights held by others that we, our suppliers or our customers use;

•	new product offerings or other business developments announced by our competitors;

•	developments in the businesses of companies that use our streaming or hosting services (such as the expansion or contraction of the use of the Internet to stream to deliver music or other media);

•	our failure to file, as projected, an application for listing on the NASDAQ Capital Market in the near future or a decision by NASDAQ to reject such application; and

•	economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust.

Our ability to issue preferred stock and common stock may significantly dilute ownership and voting power, negatively affect the price of our common stock and inhibit hostile takeovers.

Under our Articles of Incorporation, as amended, we are authorized to issue up to 10 million shares of preferred stock and 290 million shares of common stock without seeking stockholder approval. Our board of directors has the authority to create various series of preferred stock with such voting and other rights superior to those of our common stock and to issue such stock without stockholder approval. Our board of directors also has the authority to issue the remainder of our authorized shares of common stock without stockholder approval. Any issuance of such preferred stock or common stock would dilute the ownership and voting power of existing holders of our common stock and may have a negative effect on the price of our common stock. The issuance of preferred stock without stockholder approval may also be used by management to stop or delay a change of control, or might discourage third parties from seeking a change of control of our company, even though some stockholders or potential investors may view possible takeover attempts as potentially beneficial to our stockholders.

Because certain existing stockholders own a large percentage of our voting shares, other stockholders' voting power may be limited.

Our executive officers, directors, their affiliates and other 5% stockholders collectively own or control approximately 48% of the voting power of our company. As a result, if such persons act together, they have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These stockholders may make decisions that are benefits themselves at the expense of stockholders generally.

We have not declared any dividends with respect to our common stock.

We have not declared any dividends on our common stock. We intend to retain earnings, if any, to finance the operation and expansion of our business and, therefore, we do not expect to pay cash dividends on our shares of common stock in the foreseeable future. In addition, restrictive covenants in our financings agreements with Comerica Bank presently prohibit our paying dividends without the consent of Comerica Bank.

We are subject to certain provisions of the California corporate code.

Because we are a Nevada corporation, the rights of our stockholders are generally governed by the Nevada Private Corporations Law. However, under Section 2115(a) of the California Corporations Code, we became subject to various sections of the California Corporations Code on January 1, 2004 and will continue to be subject to such conditions until the year after fewer than one-half of our outstanding voting securities (held by other than nominee holders) are held by persons located in California. Although the applicable portions of the California Corporations Code are generally consistent with governing provisions of the Nevada Private Corporations Law and our charter documents, they are not identical. We may be faced with circumstances in which applicable provisions of the Nevada Private Corporations Law or our charter documents cannot be reconciled to governing provisions of the California Corporations Code. The existence of such a conflict may adversely affect our business and operations in various ways in that it may require us to withdraw from a proposed transaction; seek authorizations, interpretations, injunctions or other orders from various courts in connection with a conflict; rescind or re-execute a transaction or pay damages if our good faith attempts at reconciliation are deemed inadequate or incur additional expenses in order to attempt compliance with both governing laws.

FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “likely,” “believe,” “intend,” “expect” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in the previous section and other cautionary statements throughout this prospectus and our periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.

Among the key factors that may have a direct bearing on our operating results are risks and uncertainties described under “Risk Factors” above, including, without limitation, those attributable to the absence of profits, uncertainties regarding the future demand for our products and services and the competitive advantages of companies that compete, or may compete, in our market.

USE OF PROCEEDS

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock, less any applicable discounts or commissions. We will not receive any of the proceeds from this offering.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered by this prospectus is being determined by each of the selling stockholders on a transaction-by-transaction basis based upon factors that such selling stockholder considers appropriate. The offering prices determined by the selling stockholders may, or may not, relate to a current market price but should not, in any case, be considered an indication of the actual value of the shares of common stock. We do not have any influence over the price at which selling stockholders offer or sell the shares of common stock offered by this prospectus.

DILUTION

Our net tangible book value at December 31, 2005 was $8.5 million, or approximately $0.12 per each of the 70,320,332 shares of common stock then outstanding. Accordingly, new investors who purchase shares may suffer an immediate dilution of the difference between the purchase price per share and approximately $0.12 per share.

SELLING STOCKHOLDERS

All of the offered shares are to be sold by existing security holders. The selling security holders acquired their shares and warrants (i) in a private placement by the company of 10,769,230 shares of common stock on February 3, 2006, (ii) in a secondary transfer from a 10% stockholder of the company of 4,583,075 shares of common stock on or about February 18, 2006, and (iii) in an acquisition by the company of the assets of Easy Link, LLC (f/k/a PlayStream, LLC) on April 27, 2005 in which the consideration included, among other things, warrants to purchase 200,000 shares of common stock.

The table below sets forth, as of February 27, 2006:

•	the name of each selling stockholder;
•	certain beneficial ownership information with respect to the selling stockholders;
•	the number of shares that may be sold from time to time by each selling stockholder pursuant to this prospectus; and
•	the amount (and, if 1% or more, the percentage) of shares of common stock to be owned by each selling stockholder if all offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights held by a selling stockholder, to the extent exercisable within 60 days of February 27, 2006, are treated as outstanding for purposes of computing each selling stockholder’s ownership of outstanding shares of common stock and percentage ownership (but not the percentage ownership of other selling stockholders).

We believe that voting and investment power with respect to shares shown as beneficially owned by selling stockholders resides with the individuals identified in the table below or, with respect to entities, in the footnotes to the table below. There can be no assurance that any of the shares offered hereby will be sold.

	Beneficial Ownership Before Offering			Beneficial Ownership upon Completion of the Offering(1)
Beneficial Owner	Number of Shares	Percent(2)	Number of Shares Being Offered	Number of Shares	Percent(2)
Lagniappe Capital LLC(3)	505,687	*	421,687	84,000	*

Columbia Acorn Fund(4)	3,501,680	4.18%	1,621,872	1,879,808	2.24%

Winslow Hedge Fund, L.P.(5)	1,750,308	2.09%	1,450,308	300,000	*

Jessie Smith Noyes Foundation(5)	305,000	*	305,000	0	*

David M. Farrell Trust(5)	190,000	*	190,000	0	*

Farrell Distributing Corporation Pension Plan(5)	500,000	*	500,000	0	*

	Beneficial Ownership Before Offering			Beneficial Ownership upon Completion of the Offering(1)
Beneficial Owner	Number of Shares	Percent(2)	Number of Shares Being Offered	Number of Shares	Percent(2)
Scenic Hudson, Inc.(5)	247,000	*	247,000	0	*

Newlight Associates II, L.P.(6)	717,673	*	434,385	283,288	*

Newlight Associates II (BVI), L.P.(6)	251,956	*	152,501	99,455	*

Newlight Associates II-E, L.P.(6)	115,453	*	69,880	45,573	*

Husic Capital Management, L.P.(7)	6,040,736	*	1,686,747	4,353,989	5.19%

Nanocap Fund LP(8)	900,896	*	240,000	660,896	*

Nanocap Qualified Fund LP(8)	1,592,615	1.9%	529,230	1,063,385	1.27%

Walden VC II, L.P.(9)	13,223,836	15.77%	384,615	12,839,221	15.31%

Zeisler/Bailey Family Trust dated May 14, 1998(10)	115,385	*	115,385	0	*

William McDonagh	19,230	*	19,230	0	*

Jay Tyler	15,385	*	15,385	0	*

Frank D. Gerber Trust(11)	260,123	*	76,923	183,200	*

Ravi Chiruvolu	104,462	*	38,462	66,000	*

Schottenfeld Qualified Associates, L.P.(12)	324,374	*	324,374	0	*

Crosslink Ventures IV, L.P.(13)	2,991,654	3.57%	2,991,654	0	*

Crosslink Omega Ventures IV GmbH & Co. KG(13)	125,156	*	125,156	0	*

Offshore Crosslink Omega Ventures IV (a Cayman Islands Unit Trust)(13)	963,109	1.15%	963,109	0	*

Omega Bayview IV, LLC(13)	237,185	*	237,185	0	*

Crosslink Crossover Fund IV, L.P.(14)	1,827,602	2.18%	1,827,602	0	*

Eleven Rings Opportunity Fund, L.P.(15)	384,615	*	384,615	0	*

Easy Link, LLC(16)	3,950,000	4.7%	200,000	3,750,000	4.47%
_____________________
* Represents less than 1% of the outstanding shares of common stock.

(1)	Assuming the sale by each selling stockholder of all of the shares offered hereunder by such selling stockholder. There can be no assurance that any of the shares offered hereby will be sold.
(2)
The percentages set forth above have been computed assuming the number of shares of common stock outstanding equals the sum of (a) 83,854,939 which is the number of shares of common stock actually outstanding on February 27, 2006, and (b) shares of common stock subject to warrants, options and similar securities exercisable to purchase common stock within 60 days of such date by the selling stockholder with respect to which such percentage is calculated.

(3)	Christopher M. Nawn, managing partner of the shareholder, has voting and/or investment power over the shares.
(4)	Charles P. McQuaid and Robert A Mohn, as portfolio managers for the shareholder, have voting and/or investment power over the shares.
(5)	Jackson Robinson, Elizabeth Thors and Matthew Patsky have voting and/or investment power over the shares.
(6)	Robert M. Brill and Robert Raucci, as general partners of the shareholder, have voting and/or investment power over the shares.
(7)	Paul Sabo, Frank Husic, Kevin Lindholm, Lesley Jones and Tom Judson have voting and/or investment power over the shares.
(8)	W. Bradford Stephens, P. Bart Stephens and Paul H. Stephens, managing partners of Stephens Investment Management, have voting and/or investment power over the shares.
(9)
Arthur S. Berliner, Steven L. Eskenazi, Philip N. Sanderson, Lawrence F. Marcus and Matthew R. Miller, as managers of the general partner of the shareholder, have voting and/or investment power over the shares.

(10)	John Zeigler and Jennifer Bailey, as trustees of the shareholder, have voting and/or investment power over the shares.
(11)	Frank D. Gerber, as trustee of the shareholder, has voting and/or investment power over the shares.
(12)	Richard Schottenfeld has voting and/or investment power over the shares.
(13)
Michael J. Stark, Seymour F. Kaufman, James Feuille and David I. Epstein, as general partner, managing member, or manager of Class B units of the shareholder, have voting and/or investment power over the shares.

(14)	Michael J. Stark, Seymour F. Kaufman, Thomas Edward Bliska and Daniel John Dunn, as general partner of the shareholder, have voting and/or investment power over the shares.
(15)	Gary Hromadko and Lindsay Lee have voting and/or investment power over the shares.
(16)	George T. Grubb has voting and/or investment power over the shares.

Private Placement of Shares

All of the offered shares are to be sold by persons who are existing security holders. The selling stockholders acquired their shares in the private placements described below.

February 2006 Private Placement

On February 3, 2006, we closed the sale in a private placement of an aggregate of 10,769,230 shares of common stock for an aggregate purchase price of $14.0 million, or $1.30 per share, with each of the selling stockholders other than Easy Link, LLC.

The shares that may be offered pursuant to this prospectus include all shares of common stock issued in the above-described private placement. In connection with the offer and sale of such securities to the selling stockholders, we agreed to register the resale of included shares of common stock under the Securities Act.

Dolphin/Crosslink Secondary Placement

On or about February 18, 2006, Crosslink Ventures IV, L.P., Crosslink Omega Ventures IV GmbH & Co. KG, Offshore Crosslink Omega Ventures IV, Omega Bayview IV, LLC, Crosslink Crossover Fund IV, L.P. and Eleven Rings Opportunity Fund, L.P. acquired an aggregate of 4,583,075 shares of common stock directly from Dolphin Communications Parallel Fund II, L.P. and Dolphin Communications Parallel Fund II (Netherlands), L.P. at an undisclosed purchase price in a private transaction to which the company was not a party.

The shares that may be offered pursuant to this prospectus include all shares of common stock acquired in the above-described transaction. In order to facilitate the proposed block transfer, we agreed to register the resale of such shares of common stock under the Securities Act.

PlayStream/Easy Link Acquisition

Pursuant to an Asset Purchase Agreement dated April 27, 2005, we purchased substantially all of the assets, and assumed substantially all of the liabilities, of Easy Link, LLC (f/k/a/ PlayStream, LLC). As consideration for the assets of Easy Link, in addition to the assumption of substantially all liabilities of Easy Link, we paid to Easylink $500,000 in cash, 3,750,000 shares of common stock and a warrant to purchase 200,000 shares of Common Stock at an exercise of $1.35 per share during a three-year term.

The shares that may be offered pursuant to this prospectus include the 200,000 shares of common stock issuable upon the exercise of the warrant acquired in the above-described transaction. The warrants include provisions requiring use to register the shares of common stock issuable thereunder in our next eligible registration statement.

Relationships with VitalStream Holdings

Phil Sanderson, an affiliate of WaldenVC II, L.P., serves on our board of directors.

George T. Grubb, president of EasyLink, LLC, was an employee of the company from April 27, 2005, when the company acquired substantially all of the assets of Easy Link, LLC, until October 31, 2005.

Broker-Dealers

We have inquired of the selling stockholders whether they are broker-dealers or affiliates of broker-dealers. Except as follows, each of the selling stockholders has certified to us that the selling stockholder is not a broker-dealer or an affiliate of a broker dealer:

•	The investment manager of Columbia Acorn Fund is owned by Bank of America, which bank is an affiliate of a broker-dealer.

•	Schottenfeld Qualified Associates, L.P is an affiliate of Schottenfeld Group LLC, which is a broker dealer.

Each of the selling stockholders that purchased shares directly from the company represented to us that he or it acquired or is acquiring the shares of common stock that may be offered pursuant to this prospectus, and any shares of common stock issuable upon the exercise of related warrants, for investment purposes and not in the ordinary course of business or subject to any agreements or understandings, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

General

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may also sell shares by means of short sales to the extent permitted by United States securities laws. Short sales involve the sale by a selling stockholder, usually with a future delivery date, of shares of common stock that the seller does not own. Covered short sales are sales made in an amount not greater than the number of shares subject to the short seller’s warrant, exchange right or other right to acquire shares of common stock. A selling stockholder may close out any covered short position by either exercising its warrants or exchange rights to acquire shares of common stock or purchasing shares in the open market. In determining the source of shares to close out the covered short position, a selling stockholder will likely consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which it may purchase shares of common stock pursuant to its warrants or exchange rights.

Naked short sales are any sales in excess of the number of shares subject to the short seller’s warrant, exchange right or other right to acquire shares of common stock. A selling stockholder must close out any naked position by purchasing shares. A naked short position is more likely to be created if a selling stockholder is concerned that there may be downward pressure on the price of the shares of common stock in the open market.

The existence of a significant number of short sales generally causes the price of the shares of common stock to decline, in part because it indicates that a number of market participants are taking a position that will be profitable only if the price of the shares of common stock declines. Purchases to cover naked short sales may, however, increase the demand for the shares of common stock and have the effect of raising or maintaining the price of the shares of common stock.

The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Expenses, Indemnification and Registration Obligations

We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. We have not retained any underwriter, broker or dealer to facilitate the offer or sale of the shares offered hereby. We will pay no underwriting commissions or discounts in connection therewith.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealers that participate in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with most of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Passive Market Making

We have advised the selling stockholders that while they are engaged in a distribution of the shares offered pursuant to this prospectus, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliate purchasers and any broker-dealers or other persons who participate in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. We do not intend to engage in any passive market making or stabilization transactions during the course of the distribution described in this prospectus. All of the foregoing may affect the marketability of the shares offered pursuant to this prospectus.

Limitations

We have advised the selling stockholders that, to the extent necessary to comply with governing state securities laws, the offered securities should be offered and sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, we have advised the selling stockholders that the offered securities may not be offered or sold in any state unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available with respect to such offers or sales.

EXPERTS AND LEGAL MATTERS

The consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries included in this prospectus have been audited by its independent auditors, as stated in their report, which is incorporated by reference herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain legal matters related to the shares being offered hereby are being passed upon for us by Parr Waddoups Brown Gee & Loveless, PC, Salt Lake City, Utah.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

As permitted by SEC rules, this prospectus does not contain all of the information in the registration statement of which this prospectus is a part or the exhibits to the registration statement. The SEC permits us to incorporate by reference into this prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as superseded or modified by information contained directly in this prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated into this prospectus by reference.

This prospectus incorporates by reference the documents set forth below that we (File No. 000-789851) have previously filed with the SEC pursuant to the Exchange Act. These documents contain important information about the Company and its financial condition.

(a) Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

(b) The description of our shares of common stock contained in our Registration Statement on Form 8-A, SEC File No. 000-17020, filed with the SEC pursuant to the Exchange Act, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

We hereby incorporate by reference all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement or a document incorporated by reference into the prospectus are not necessarily complete, and in each instance we qualify each of these statements in all respects by the reference to the full agreement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference facilities at 100 F Street N.E., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC’s Website at http://www.sec.gov or through the “Investor Relations” tab of the “Company” section on our website at http://www.vitalstream.com.

We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Please direct written requests for such copies to VitalStream Holdings, Inc., One Jenner, Irvine, CA 92618, Attention: Arturo Sida, Chief Legal Officer. Telephone requests may be directed to the office of our Chief Legal Officer at (949) 743-2000.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date hereof.

15,552,305 Shares of Common Stock VITALSTREAM HOLDINGS, INC. _______________ Prospectus _______________ March 31, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses of the offering, sale and distribution of the offered securities being registered pursuant to this registration statement (the “Registration Statement”). All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates except the SEC registration fees.

Item	Amount
SEC Commission registration fees	$3,605

Accounting fees and expenses	$10,000

Legal fees and expenses	$20,000

Blue Sky fees and expenses	$5,000

Miscellaneous expenses	$1,395

Total	$40,000

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that we shall indemnify our officers and directors against all expenses (including attorneys’ fees), judgments and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by them because they are or were a director or officer, unless they are adjudged to have been negligent or to have engaged in misconduct in the performance of their duty.

Our Articles of Incorporation also provide that officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of a fiduciary duty as a director or officer, except for damages resulting from (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of the provisions of Section 78.300 of the Nevada Revised Statutes, as amended or succeeded.

Our Bylaws provide that we shall indemnify any officer or director who was or is a party or is threatened to be made a party to any action, suit, or proceeding (other than any action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit, or proceeding, if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our Bylaws provide that we shall indemnify any director or officer who was or is a party or is threatened to be made a party to any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the company, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, except that no indemnification shall be made with respect of any matter to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent that a court shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses.

The provisions of our Articles of Incorporation and Bylaws are limited by Section 78.751 of the Nevada Revised Statutes, which provides that a corporation may not indemnify a director or officer unless authorized in the specific case upon a determination by the board of directors, a committee of the board of directors, special legal counsel or by the stockholders that indemnification is proper in the circumstances.

Our Bylaws provide that we shall pay expenses incurred by an officer or director in their defense in advance of the final disposition of the action. Furthermore, our Bylaws provide that we may purchase director and officer insurance to protect officers and directors against loss whether or not we would be able to indemnify the officers and directors against such loss. We have obtained insurance in this regard.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The following exhibits required by Item 601 of Regulation S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.

Exhibit No.	Exhibit	Incorporated by Reference / Filed Herewith
4.1	Articles of Incorporation, as amended to date	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on October 14, 2003, File No. 001-10013
4.2	Bylaws	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 31, 2003, File No. 001-10013
4.3	Form of Certificate representing shares of VitalStream Holdings Common Stock	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003, File No. 001-10013
4.4	Warrant to Purchase Common Stock (Easy Link)	Incorporated by reference to the current report on Form 8-K filed on May 3, 2005, File No. 001-10013
5	Opinion of Parr Waddoups Brown Gee & Loveless, PC	Filed herewith
10.1	Purchase Agreement dated February 3, 2006	Incorporated by reference to the Annual Report on Form 10-K filed with the SEC on March 31, 2006, File No. 001-10013
10.2	Registration Rights Agreement dated as of February 3, 2006	Incorporated by reference to the Annual Report on Form 10-K filed with the SEC on March 31, 2006, File No. 001-10013
23.1	Consent of Rose, Snyder & Jacobs	Filed herewith
23.2	Consent of Parr Waddoups Brown Gee & Loveless, PC	Included in Exhibit 5
24	Powers of Attorney	Included on signature page hereof

Item 17.  Undertakings.

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 31, 2006.

VITALSTREAM HOLDINGS, INC.

By:	/s/ Jack Waterman
Jack Waterman
Chief Executive Officer and Chairman

ADDITIONAL SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities. Each person whose signature to this registration statement appears below hereby constitutes and appoints Jack L. Waterman and Philip N. Kaplan, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jack L. Waterman	Chief Executive Officer and Director	March 31, 2006
Jack L. Waterman	(Principal Executive Officer)

/s/ Philip N. Kaplan	President, Chief Operating Officer and Director	March 31, 2006
Philip N. Kaplan

/s/ Mark Z. Belzowski	Chief Financial Officer	March 31, 2006
Mark Z. Belzowski	(Principal Financial and Accounting Officer)

/s/ Melvin A. Harris	Director	March 31, 2006
Melvin A. Harris

/s/ Raymond L. Ocampo Jr.	Director	March 31, 2006
Raymond L. Ocampo Jr.

/s/ Salvatore Tirabassi	Director	March 31, 2006
Salvatore Tirabassi

/s/ Leonard Wanger	Director	March 31, 2006
Leonard Wanger

/s/ Philip Sanderson	Director	March 31, 2006
Philip Sanderson

EXHIBIT INDEX

The following exhibits required by Item 601 of Regulations S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.

Exhibit No.	Exhibit	Incorporated by Reference / Filed Herewith
4.1	Articles of Incorporation, as amended to date	Incorporated by reference to the Current Report on Form 8-K filed with the SEC on October 14, 2003, File No. 001-10013
4.2	Bylaws	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 31, 2003, File No. 001-10013
4.3	Form of Certificate representing shares of VitalStream Holdings Common Stock	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003, File No. 001-10013
4.4	Warrant to Purchase Common Stock (Easy Link)	Incorporated by reference to the current report on Form 8-K filed on May 3, 2005, File No. 001-10013
5	Opinion of Parr Waddoups Brown Gee & Loveless, PC	Filed herewith
10.1	Purchase Agreement dated February 3, 2006	Incorporated by reference to the Annual Report on Form 10-K filed with the SEC on March 31, 2006, File No. 001-10013
10.2	Registration Rights Agreement dated as of February 3, 2006	Incorporated by reference to the Annual Report on Form 10-K filed with the SEC on March 31, 2006, File No. 001-10013
23.1	Consent of Rose, Snyder & Jacobs	Filed herewith
23.2	Consent of Parr Waddoups Brown Gee & Loveless, PC	Included in Exhibit 5
24	Powers of Attorney	Included on signature page hereof